Exhibit 5.2

[Gilbride, Tusa, Last & Spellane LLC Letterhead]

April 6, 2016

Omnicom Capital Inc.

One East Weaver Street

Greenwich, CT 06831

Re:	$1,400,000,000 Aggregate Principal Amount of 3.600% Senior Notes Due 2026 of Omnicom Group Inc. and Omnicom Capital Inc.

Ladies and Gentlemen:

We have acted as special Connecticut counsel to Omnicom Capital Inc., a Connecticut corporation (“OCI”) in connection with the authorization, the issuance and sale of $1,400,000,000 aggregate principal amount of 3.600% Senior Notes due 2026 (the “Notes”) of OCI and Omnicom Group Inc. (“OGI” and, together with OCI, the “Issuers”), pursuant to the Underwriting Agreement, dated as of March 28, 2016, entered into by and among the Issuers and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acting as representatives of the several underwriters named therein. The Notes are being issued pursuant to a base indenture, dated as of October 29, 2014, by and among the Issuers and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 29, 2014, by and among the Issuers and the Trustee and the Second Supplemental Indenture, dated April 6, 2016 (as so supplemented, the “Indenture”). OCI’s obligations under the Notes are being guaranteed by OGI (the “Guarantee”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law, as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(1) OCI is a corporation existing and in good standing under the laws of the State of Connecticut as of the date hereof; and

(2) The Notes have been authorized by all necessary corporate action of OCI and OCI’s issuance and delivery of the Notes do not violate or result in a default under (i) any of the terms and provisions of OCI’s certificate of incorporation or bylaws or (ii) Connecticut law.

Omnicom Capital Inc.

April 6, 2016

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of OCI, and we have not independently checked or verified the accuracy of the statements contained therein.

We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to the laws of the State of Connecticut. We express no opinion with respect to the laws of any other jurisdiction, including federal laws, on the opinions expressed herein.

Except for the opinions contained herein, and as specifically provided below, we have not participated in the preparation of any material in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (Registration No. 333-207525) (as amended, the “Registration Statement”) with respect to the registration for sale of the Notes, and assume no responsibility for the contents of any such material. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K (the “Form 8-K”) dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to us under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Form 8-K.

The opinions rendered herein are given on the date hereof, and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect.

Very truly yours,

Gilbride, Tusa, Last & Spellane LLC

By:	/s/ Jonathan M. Wells
Jonathan M. Wells, Member